EXHIBIT 23.1





Board of Directors
Princeton National Bancorp, Inc.






We consent to incorporation by reference in the registration statement on Form S-8 of Princeton National Bancorp, Inc., of our report dated January 26, 1996, relating to the consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Princeton National Bancorp, Inc.




/s/ KPMG Peat Marwick LLP




Chicago, Illinois
August 16, 1996